UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note:

On January 25, 2018, Applied Materials, Inc. (“Applied”) filed a definitive proxy statement (the “Proxy Statement”) in connection with its 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on March 8, 2018. Applied is filing the following information solely to update the biography of Xun Eric Chen, a director nominee at the Annual Meeting, to reflect his new position as a Partner of SB Investment Advisers (US), Inc., effective March 1, 2018. The following information amends and supplements our Proxy Statement and should be read in conjunction with the Proxy Statement.

Xun (Eric) Chen

Partner

SB Investment Advisers (US), Inc.

Eric Chen was named a Partner of SB Investment Advisers (US), Inc. (“SBIA”), an investment adviser focused on investments in the technology sector, effective March 1, 2018. Prior to joining SBIA, Dr. Chen was the Chief Executive Officer and Co-Founder of BaseBit Technologies, Inc., a technology company in Silicon Valley. He served as CEO of BaseBit Technologies since it was founded in October 2015, except from March 2016 until December 2017, when BaseBit was a portfolio company of Team Curis Group, a group of integrated biotechnology and data technology companies and laboratories, during which time Dr. Chen served as CEO of Team Curis Group. From 2008 to 2015, Dr. Chen served as a managing director of Silver Lake, a leading private investment firm focused on technology-enabled and related growth industries. Prior to Silver Lake, Dr. Chen was a senior vice president and served on the executive committee of ASML Holding N.V. He joined ASML following its 2007 acquisition of Brion Technologies, Inc., a company he co-founded in 2002 and served as Chief Executive Officer. Prior to Brion Technologies, Dr. Chen was a senior vice president at J.P. Morgan. He served as a member of the boards of directors of Qihoo 360 Technology Co. Ltd. from 2014 to July 2016 and of Varian Semiconductor Equipment Associates, Inc. (“Varian”) from 2004 until its acquisition by Applied in 2011.